United States Securities And Exchange Commission
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):  April 23, 2010 (April 22, 2010)

ISORAY, INC.
(Exact name of registrant as specified in its charter)

Minnesota	001-33407	41-1458152
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

350 Hills Street, Suite 106, Richland, Washington 99354
 (Address of principal executive offices) (Zip Code)

(509) 375-1202
(Registrant's telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01  Entry into a Material Definitive Agreement.

On April 22, 2010, IsoRay, Inc., a Minnesota corporation (the "Company"), entered into a Sales Agreement (the "Agreement") with C. K. Cooper & Company, Inc. ("CKCC").  Pursuant to the terms of the Agreement, the Company may offer and sell (the "Offering") from time to time through CKCC, as the Company's sales agent, up to $4 million of shares of the Company's common stock, par value $0.001 per share (the "Shares").  CKCC is not required to sell any specific number or dollar amount of Shares but will use its commercially reasonable efforts, as the Company's agent and subject to the terms of the Agreement, to sell the Shares offered, as instructed by the Company. Sales of the Shares, if any, may be made by means of ordinary brokers' transactions on the NYSE AMEX at market prices and such other sales as agreed to by the Company and CKCC. CKCC will receive from us a commission of 2.0% based on the gross sales price per share for any Shares sold through it as agent under the Agreement. Net proceeds from the sale of the Shares will be used for general corporate purposes. The Company has also agreed to reimburse CKCC for certain expenses incurred in connection with entering into the Agreement and has provided CKCC with customary indemnification rights.

The offering of Shares pursuant to the Agreement will terminate upon the earliest of (i) June 30, 2010, (ii) the sale of all Shares subject to the Agreement and (ii) the termination of the Agreement by the Company or CKCC.

The Shares will be issued pursuant to the Company's shelf registration statement (the "Registration Statement") on Form S-3 (File No. 333-162694), which became effective on November 13, 2009, and the prospectus supplement dated April 23, 2010.

The Agreement is filed as Exhibit 10.57 to this Current Report on Form 8-K, and the description of the Agreement is qualified in its entirety by reference to such exhibit. A copy of the opinion of Keller Rohrback, PLC, relating to the legality of the Shares is filed as Exhibit 5.1 hereto, and is incorporated herein by reference. The foregoing description of the Offering by the Company and the documents related thereto is qualified in its entirety by reference to such exhibits.

ITEM 9.01  Financial Statements and Exhibits.

(d)	Exhibits

5.1	Opinion of Keller Rohrback, PLC dated April 22, 2010

10.57	Sales Agreement between IsoRay, Inc. and C. K. Cooper & Company, Inc., dated April 22, 2010

23.1	Consent of Keller Rohrback, PLC (included in Exhibit 5.1)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  April 22, 2010

IsoRay, Inc., a Minnesota corporation

By:	/s/ Dwight Babcock
Dwight Babcock, Chairman and CEO